Putnam Ohio Tax Exempt Income Fund
5/31/13 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	Class A 4,649
        Class B	55
        Class C 353
	Class M	15

72DD2	Class Y 252


73A1	Class A	0.314960
        Class B	0.256314
        Class C 0.242108
	Class M	0.289251

73A2    Class Y 0.336313


74U1 	Class A	14,830
        Class B	234
        Class C 1,549
	Class M	63

74U2    Class Y 831


74V1	Class A	9.31
        Class B	9.30
        Class C 9.31
        Class M	9.31

74V2	Class Y 9.32



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.